Exhibit 99.1

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cytec                      News & Information

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Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, New Jersey 07424
www.cytec.com

Contacts:
*David M. Drillock (Investment Community)
  (973) 357-3249
*Gail Petersen (Media)
  (973) 357-3319

Release Date:  Immediate

                                                      Cytec Announces Fourth Quarter EPS of $0.36,
                                                       Full Year EPS of $2.27 up over 10% from 2002
                                                                      ---2004 Outlook Provided---

West Paterson, New Jersey, January 22, 2004 - Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the fourth quarter of 2003 were $14.6 million or $0.36 per diluted share on net sales of $362 million.  Net earnings for the comparable period of 2002 were $19.4 million or $0.49 per diluted share, on net sales of $344 million.

David Lilley, Chairman, President and Chief Executive Officer said, “Overall, sales for the fourth quarter were up 5% with acquisitions accounting for 6% and favorable exchange rate changes adding 4%.  This was partially offset by selling volume decreases of 4% and price decreases of 1%.  On a sequential basis, sales tracked closely to the third quarter of 2003 with the exception of Building Block Chemicals and the Polymer Additives product line of our Performance Products segment.

Water and Industrial Process Chemicals Sales increased 7%; Operating Earnings decreased to $5 million
Mr. Lilley continued, “In Water and Industrial Process Chemicals our acquisition of Avecia’s Metal Extractant Products (MEP) added 9% to sales, exchange rate changes benefited sales by 6%, selling volumes decreased 5% and selling prices decreased 3%, primarily in our Mining Chemicals business.   The bulk of the price decline in Mining Chemicals is the result of certain of our international subsidiaries sales prices being indexed to the US dollar.  This results in price decreases when adjusted into the local currency in periods when the dollar is weakening with an offsetting increase to sales due to exchange rate changes.  The decrease in selling volumes was primarily in our Phosphine Chemicals and Water Treatment Chemicals product lines.  Included in sales in the fourth quarter of 2002 were sales of a new phosphine based solvent extractant product for an initial fill at one of the worlds largest cobalt/nickel mines.   The decrease in Water Treatment Chemicals reflects our decision to exit certain low profit municipal business.  Also, Mining Chemicals was impacted by a customer’s major mine shutdown for repairs and this is not expected to be back in operation until the latter part of the first quarter of 2004.

“The combination of reduced selling volumes, higher raw material and energy costs, principally ammonia, propylene and natural gas resulted in lower operating earnings.  The favorable impact of exchange rate changes on sales was partially offset by the impact of exchange rate changes on costs primarily in Australia, Chile and Canada.  In addition, similar to last quarter, finished goods acquired with the MEP business were acquired at fair value which exceeded normal manufacturing costs.  This reduced this segment’s operating margin by 1%.  We have sold essentially all the acquired business inventory so this will not reoccur going forward.”

Performance Products Sales increased 9%; Operating Earnings decreased to $7 million
“For the Performance Products segment our acquisitions of Avecia’s Intermediate and Stabilizers business and the Coating Chemicals business from our former Mitsui Cytec joint venture increased sales 10%.   Exchange rate changes added 5% to sales.  Selling prices were down slightly and selling volume decreased 5%.  The lower selling volumes were in our Coating Resins product line, principally in Europe, Performance Chemicals primarily in the U.S. and in Polymer Additives.

“Polymer Additives had a particularly difficult quarter with production problems in the early part of the quarter leading to product shortages and lower sales.   Product mix was also unfavorable for Polymer Additives.  These issues coupled with overall higher raw material and energy costs for our other product lines account for the reduction in operating earnings.”

Specialty Materials Sales and Operating Earnings flat
 “In Specialty Materials selling volumes were down slightly offset by modest increases in selling prices and exchange.  Sales to the military segment continued strong offset by lower sales to the commercial aircraft segment.  Within the commercial aircraft segment, our sales to Airbus continue to show year on year improvement.”

Building Block Chemicals Sales and Operating Earnings flat
“Building Block Chemicals selling volumes decreased 3% primarily due to acrylonitrile where we experienced some production difficulties during the quarter.  Overall, selling prices increased 1%, while exchange rate changes increased sales another 3%.

"Even with the acrylonitrile production issues this quarter, overall plant spending was down helping to offset the higher raw material and energy costs.  The net result of all the above led to slightly higher operating earnings than the year ago period."

Earnings in Associated Companies
 James P. Cronin, Executive Vice President and Chief Financial Officer commented, “Equity in earnings of associated companies decreased slightly from the prior year.  This is principally due to the acquisition of the Coating Resins business from our former Mitsui Cytec joint venture.  Sales and earnings of this business are now included in the Performance Products segment.  Sales and earnings from our associated company, CYRO Industries were flat with the year ago period. "

Cash Flow
Mr. Cronin continued, “Fourth quarter cash flow generated by operations was $43 million bringing our total for the year to $132 million.  Capital expenditures were $33 million and our total for the year was $94 million, in line with our expectations.  Progress on our Specialty Chemical laboratory renovation continues and we should be essentially complete around mid year 2004.  The expansion of our Specialty Material advanced composites manufacturing facility in Germany is also nearing completion.  We expect this project to be competed in early 2004 also.  During the quarter, receivable dollars decreased and days outstanding ended at 55, about a two day reduction from the year ago period.  Inventories remained flat during the quarter but days are up about 4.  During the quarter we repurchased 225,000 shares at a cost of $7.8 million.  For the full year stock repurchases were 838,000 shares at a cost of $27.7 million.”

2004 Outlook
Mr. Lilley continued, “2003 was a good year for Cytec with over 10% EPS growth in a difficult economic environment.  We believe that we can build upon this momentum but we are still facing the issues of volatile currency exchange, high raw material and energy costs and a manufacturing sector economic recovery that is still elusive.  While data suggests that the US economy is improving we have yet to see a consistent across the board increase in orders.  As such we are planning for little growth in 2004 from the US and Europe but remain ready to step up to higher growth once it arrives.  It is important to note that in the fourth quarter Asia Pacific sales represented just under 15% of sales, Europe about 27% and the US still considerable at about 48%.  So although our international sales continue to grow at a rapid pace, we still have a strong US presence and are impacted by the strength of the US economy.  In the meantime, we are continuing to invest in new technologies, provide support for geographic expansion and our operational excellence programs.  The acquisitions we completed in 2003 are being integrated well into Cytec and we will benefit from them in 2004.  The combination of all this leads us to forecast diluted earnings per share range of $2.55-$2.65 , a 12% -17% increase over 2003’s diluted EPS, before the cumulative effect of the change in accounting principle, of $2.27.  We expect our first quarter diluted EPS to be in a range of $0.57-$0.62.

“Below are outlined our full year expectations by segment.

“In the Water and Industrial Process segment we forecast sales growth of 10% of which acquisitions account for approximately half.  The remaining sales growth results from geographic expansion particularly in Asia-Pacific, plus new products and exchange.  Our forecast for operating earnings is to be up approximately 30% as a result of earnings from the acquisition, geographic sales growth, our operational excellence initiatives plus slightly lower raw material costs.  With a declining dollar we would note that Cytec earnings are adversely impacted by the effect of exchange where our sales are US dollar based and our costs are in local currencies.  So the benefit of exchange in the top-line does not fall completely to earnings.

“In the Performance Products segment we forecast sales growth of 10% of which acquisitions account for just over half.  The remainder is the result of geographic expansion, new products and exchange.  Our forecast for operating earnings is to be up in the range of 40-50%.  This increase results from earnings from the acquisitions in 2003, geographic sales growth, operational excellence initiatives and slightly lower raw material costs.

“In Building Block Chemicals we are forecasting flat sales but operating earnings to decline approximately 20%.  During 2004 we have regular maintenance turnarounds scheduled for our acrylonitrile and melamine facilities which will reduce the amount of production available for sale.  Our expectation is for raw material and energy costs to remain high.  Propylene, the key raw material for acrylonitrile, should average slightly down for the year and we forecast average ammonia and natural gas costs to increase over 2003.  Other than the maintenance turnarounds in 2004 we expect most of our plants to run at capacity levels.

“In Specialty Materials we forecast sales to increase 5% and operating earnings to increase approximately 10%.  Our forecast is based on continuing growth in sales for military applications and modest growth in commercial aircraft sales.  Our estimates of commercial aircraft build rates are aligned with the manufacturers so our improvement is primarily from growth in sales to Airbus and to a lesser extent, new business.  We continue to invest in our growth opportunities and expect to benefit from numerous operational excellence initiatives in 2004.

“Our guidance for 2004 outlook will be updated when we report first quarter earnings in April 2004.

“So we begin 2004 with a number of uncertainties facing us.  However, we are certain in our belief that by focusing on what we can control we can deliver value for our shareholders.”

Full Year Results
Net earnings before the cumulative effect of change in accounting principle for the year ended December 31, 2003 were $91.0 million or $2.27 per diluted share on sales of $1,472 million.  Including the cumulative effect of change in accounting principle of $13.6 million after tax ($0.34 per diluted share) for the adoption of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations”, earnings per diluted share were $1.93.

Net earnings for the full year ended December 31, 2002 were $79.3 million or $1.96 per diluted share on sales of $1,346 million.  Included in 2002 net earnings are net restructuring charges of $14.1 million ($9.4 million after-tax) or $0.23 per diluted share.  Also included is a net credit of $0.15 per diluted share related to prior year research and development tax credits broken down as follows: a reduction of $6.0 million ($0.15 per diluted share) in income tax expense, interest income of $2.0 million ($1.3 million after-tax or $0.03 per diluted share) and a charge of $1.7 million ($1.1 million after-tax or $0.03 per diluted share) in administrative expenses for external costs associated with such tax planning.

Investor Conference Call to be Held on January 23, 2003, 11:00 A.M. EST
Cytec will host their fourth quarter earnings release conference call on January 23, 2004 at 11:00 a.m. EST.  The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com.  Select the Investor Relations page to access the live conference call.

A recording of the conference call may be accessed by telephone from 2:00 p.m. EST on January 23, 2004 until January 29, 2004 at 11:00 p.m. EST by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 310161.  The conference call recording will also be accessible on Cytec’s website for 3 weeks after the conference call.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile
Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion.  Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.

(Financial Tables to Follow)

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	-----------------------------------		----------------------------------
	2003	2002	2003	2002
	--------------	--------------	-------------	---------------
Net sales	$ 361.9	$ 344.4	$ 1,471.8	$ 1,346.2

Manufacturing cost of sales	279.0	261.7	1,114.9	1,020.4
Selling and technical services	34.2	32.9	126.9	122.6
Research and process development	9.9	8.3	35.2	33.7
Administrative and general	12.9	10.2	49.7	47.0
Amortization of acquisition intangibles	1.4	0.8	4.0	3.1
	------------	------------	------------	------------
Earnings from operations	24.5	30.5	141.1	119.4

Other income (expense), net	(1.8)	0.3	(5.7)	1.2
Equity in earnings of associated companies	1.9	2.4	7.2	6.1
Interest expense, net	4.3	4.0	16.2	16.5
	------------	------------	------------	------------
Earnings before income taxes and cumulative effect of a change in accounting principle	20.3	29.2	126.4	110.2

Income tax provision	5.7	9.8	35.4	30.9
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Earnings before cumulative effect of a change in accounting principle	14.6	19.4	91.0	79.3
	------------	------------	------------	------------
Cumulative effect of a change in accounting principle, net of taxes of $7.3	-	-	(13.6)	-

Net earnings	$ 14.6	$ 19.4	$ 77.4	$ 79.3
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Earnings before cumulative effect of a change in accounting principle per common share
Basic	$0.37	$0.50	$2.34	$2.01
Diluted	$0.36	$0.49	$2.27	$1.96

Cumulative effect of a change in accounting principle, net of tax, per common share
Basic	-	-	$(0.35)	-
Diluted	-	-	$(0.34)	-

Earnings per common share
Basic	$0.37	$0.50	$1.99	$2.01
Diluted	$0.36	$0.49	$1.93	$1.96

Pro forma amounts assuming change in accounting principle is applied retroactively in 2002
Net earnings	$ 14.6	$ 19.1	$ 91.0	$ 78.2
Earnings per common share
Basic	$0.37	$0.49	$2.34	$1.98
Diluted	$0.36	$0.48	$2.27	$1.93

Weighted average shares outstanding (000 omitted)
Basic	39,076	39,082	38,958	39,470
Diluted	40,314	39,955	40,159	40,512

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

Net sales

Water and Industrial Process Chemicals	$ 96.6	$ 90.5	$ 362.2	$ 331.2
Performance Products	121.8	111.4	489.8	452.3
Specialty Materials	96.6	96.2	408.6	395.5
Building Block Chemicals
Sales to external customers	46.9	46.3	211.2	167.2
Intersegment sales	15.5	14.1	65.7	53.1
	----------	----------	----------	----------
Net sales from segments	377.4	358.5	1,537.5	1,399.3
Elimination of intersegment revenue	(15.5)	(14.1)	(65.7)	(53.1)
	----------	----------	----------	----------
Total consolidated net sales	$ 361.9	$ 344.4	$ 1,471.8	$ 1,346.2
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Earnings (loss) from operations		% of sales		% of sales		% of sales		% of sales

Water and Industrial Process Chemicals	$ 5.2	5%	$ 7.9	9%	$ 20.3	6%	$ 26.2	8%
Performance Products	6.7	6%	8.6	8%	37.3	8%	39.6	9%
Specialty Materials	10.9	11%	11.3	12%	66.3	16%	65.7	17%
Building Block Chemicals	2.6	4%	2.0	3%	20.3	7%	5.6	3%
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Earnings from segments	25.4	7%	29.8	8%	144.2	9%	137.1	10%

Corporate and Unallocated	(0.9)		0.7		(3.1)		(17.7)
	------		------		-----		------
Total consolidated earnings from operations	$ 24.5	7%	$ 30.5	9%	$ 141.1	10%	$ 119.4	9%
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CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share and per share amounts)

	December 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$ 251.1	$ 210.0
Accounts receivable, less allowance for doubtful accounts of $7.6 and $8.8 in 2003 and 2002, respectively	217.1	199.7
Other accounts receivable	50.2	39.3
Inventories	176.0	131.3
Deferred income taxes	8.2	17.3
Other current assets	8.8	7.2
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Total current assets	711.4	604.8

Investment in associated companies	82.1	90.4

Plants, equipment and facilities, at cost	1,538.3	1,383.4
Less: accumulated depreciation	(875.4)	(805.5)
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Net plant investment	662.9	577.9

Acquisition intangibles, net of accumulated amortization	69.9	39.5

Goodwill	339.7	334.0

Deferred income taxes	85.7	71.6

Other assets	74.2	33.3
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Total assets	$ 2,025.9	$ 1,751.5
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LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 9.3	$ -
Accounts payable	93.5	99.5
Accrued expense	170.5	175.8
Current maturities of long-term debt	-	99.9
Income taxes payable	63.2	55.6
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Total current liabilities	336.5	430.8

Long-term debt	416.2	216.0
Pension and other postretirement benefit liabilities	345.0	359.3
Other noncurrent liabilities	172.8	122.5
Stockholders' equity
Preferred stock, 20,000,000 shares authorized, issued and outstanding 4,000 shares, Series C Cumulative $0.1 par value at liquidation value of $25 per share	0.1	0.1
Common stock, $0.1 par value per share, 150,000,000 shares authorized, issued 48,132,640 shares	0.5	0.5
Additional paid-in capital	122.2	131.1
Retained earnings	982.9	905.5
Unearned compensation	(5.3)	(6.8)
Minimum pension liability adjustment	(96.8)	(98.0)
Unrealized gain on derivative instruments	0.3	-
Accumulated translation adjustments	38.0	(18.8)
Treasury stock, at cost, 9,139,897 shares in 2003 and 9,332,671 shares in 2002	(286.5)	(290.7)
	-------------	-------------
Total stockholders' equity	755.4	622.9
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Total liabilities and stockholders' equity	$ 2,025.9	$ 1,751.5
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CYTEC INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)

	Year Ended December 31,
	2003	2002
Cash flows provided by (used for) operating activities
Net earnings	$ 77.4	$ 79.3
Noncash items included in earnings:
Dividends from associated companies greater (less) than earnings	(1.8)	(5.5)
Depreciation	85.9	81.5
Amortization	7.7	2.2
Deferred income taxes	14.5	27.9
Loss on asset write-off	1.7	7.2
Gain on sale of assets	-	(1.2)
Gain on recognition of insurance recoveries	(2.2)	-
Cumulative effect of change in accounting principle, net of tax	13.6	-
Other	-	0.5
Changes in operating assets and liabilities
Trade accounts receivable	13.6	(12.5)
Other receivables	(7.9)	(4.1)
Inventories	(12.2)	21.9
Accounts payable	(13.4)	20.7
Accrued expenses	(8.6)	19.3
Income taxes payable	9.2	9.4
Other assets	(1.1)	(4.6)
Other liabilities	(44.0)	(30.4)
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Net cash flows provided by operating activities	132.4	211.6
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Cash flows provided by (used for) investing activities
Additions to plants, equipment and facilities	(93.8)	(62.2)
Proceeds received on sale of assets	0.1	6.3
Acquisitions of businesses, net of cash received	(101.6)	-
Investments in unconsolidated affiliates	-	(0.5)
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Net cash flows used for investing activities	(195.3)	(56.4)
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Cash flows provided by (used for) financing activities
Proceeds from the exercise of stock options	14.5	3.1
Purchase of treasury stock	(27.7)	(32.7)
Change in short-term borrowings	(0.3)	-
Payments of long term debt	(100.0)	-
Proceeds from long term debt	198.9	-
Proceeds received on sale of put options	-	0.3
Repayment of seller financed debt	-	(7.4)
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Net cash flows provided by (used for) financing activities	85.4	(36.7)
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Effect of exchange rate changes on cash and cash equivalents	18.6	7.9
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Increase in cash and cash equivalents	41.1	126.4

Cash and cash equivalents, beginning of period	210.0	83.6
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Cash and cash equivalents, end of period	$ 251.1	$ 210.0
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